Exhibit 23.1

               Consent of Independent Certified Public Accountants


We hereby consent to the use in this Registration Statement on Form SB-2 of our report dated May 18, 2003, relating to the financial statements of Amnis Systems Inc. for the years ending December 31, 2002 and 2001, and the reference to our firm under the Caption "Experts" in the Prospectus.


/s/stonefield josephson, inc.
Stonefield Josephson, Inc.


Santa Monica, California
June 19, 2003